EXHIBIT 19.8

PRINCIPAL SUBSIDIARIES AND OPERATING ENTITIES AT 31 DECEMBER 2022

		Shares held		Holding	Percentage held
		2022	2021		2022	2021
Principal subsidiaries and controlled operating entities

AngloGold Ashanti Australia Limited(1)	2	257,462,077	257,462,077	I	100	100

AngloGold Ashanti Holdings plc	6	5,326,550,917	5,326,550,917	D	100	100

AngloGold Ashanti USA Incorporated	9	235	235	D	100	100

Operating entities

AngloGold Ashanti Córrego do Sítio Mineração S.A.	3	4,167,084,999	4,167,084,999	I	100	100
AngloGold Ashanti (Ghana) Limited(2)	4	132,419,585	132,419,585	I	100	100
AngloGold Ashanti (Iduapriem) Limited	4	66,270	66,270	I	100	100
Cerro Vanguardia S.A.	1	13,875,000	13,875,000	I	92.50	92.50
Geita Gold Mining Limited	8	123,382,772	123,382,772	I	100	100
Mineração Serra Grande S.A.	3	1,999,999	1,999,999	I	100	100
Société AngloGold Ashanti de Guinée S.A.	5	3,486,134	3,486,134	I	85	85

Joint venture operating entities
Kibali (Jersey) Limited(3)	7	2,324	2,324	I	50	50

Unincorporated joint operation
Tropicana joint operation	2	n/a	n/a	I	70	70

D - Direct Holding
I - Indirect Holding

(1) Owner of the Sunrise Dam operation and the Tropicana joint operation in Australia.
(2) Operates the Obuasi mine in Ghana.
(3) 90% owner of Kibali Goldmines S.A. which operates the Kibali mine in the Democratic Republic of the Congo.

1	Argentina	6	Isle of Man
2	Australia	7	Jersey
3	Brazil	8	Tanzania
4	Ghana	9	United States of America
5	Republic of Guinea